EXHIBIT 99.2

For Immediate Release:

FELCOR ANNOUNCES PROPOSED SENIOR NOTES OFFERING

IRVING, Texas...October 17, 2006 – FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation’s largest hotel real estate investment trusts (REITs), and its subsidiary FelCor Lodging Limited Partnership (FelCor LP), today announced that FelCor LP intends to offer, subject to market conditions, $215 million in aggregate principal amount of senior floating rate notes. The senior floating rate notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to persons outside the United States under Regulation S of the Securities Act. The pricing and terms are to be determined.

The proceeds of the sale of the notes, cash on hand and borrowings under an existing line of credit, to the extent necessary, will be used to fund FelCor LP’s previously announced offer to purchase all of its $290 million aggregate principal amount floating rate unsecured senior notes due 2011.

The notes to be offered by FelCor LP will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135C under the Securities Act.

FelCor is the nation's largest owner of upscale, all-suite hotels. FelCor's consolidated portfolio is comprised of 105 hotels, located in 27 states and Canada. FelCor owns 65 upper upscale, all-suite hotels, and is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites® hotels. FelCor's hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current market capitalization of approximately $3.2 billion.

With the exception of historical information, the matters discussed in this news release include "forward looking statements" within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Contact:

Andrew J. Welch, Chief Financial Officer	(972) 444-4982	awelch@felcor.com
Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com

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